December 2017

Golden Grain Energy

Energy for a Clean Environment

Ethanol Connection

Golden Grain Energy LLC

@ggecorn

Annual meeting, election set Feb. 19

Golden Grain Energy will host its annual meeting Feb. 19, 2018, at the Knights of Columbus Hall in Mason City. Registration and lunch will begin at noon, with the meeting following at 1 p.m.

Directors listed on the ballot for re-election are Jim Boeding and Duane Lynch. Directors are elected at-large to serve three-year terms.

In addition to electing directors, the annual meeting will address changes to the company's operating agreement in order to comply with changes to LLC tax laws. These changes will be voted on through the proxy/ballot and at the annual meeting.

The primary purpose of the Operating Agreement Amendment is to update the Operating Agreement in anticipation of revised IRS proposed regulations. These regulations were implemented by Congress for tax years beginning in 2018 for businesses taxed as partnerships, including LLC's like GGE. The changes will include such things as listing a partnership representative in the operating agreement, giving authority to the partnership representative to make IRS related decision on behalf of the company, changes to how deficiencies for amended and audited tax return are handled and indemnification of former GGE partners.

For more details on specific changes and how they will impact the Operating Agreement please review the proxy materials that will be available online in in early January.

Chairman's comments

Total team commitment to excellence

I want to commend all of Golden Grain Energy's staff—management and all employees—for creating a culture in which everyone is committed to doing the little things that add up to the big successes we have seen in our 13 years of production. It takes everything from excellent maintenance to a focus on safety and a desire to find process improvements to make GGE the industry leader it is today, setting records for production and conversion rates.

Planning the next 10-15 years

While we are setting records with our current equipment, we know that much of it was designed for a 40 million gallon/year plant (not the 120 mgy we are producing now), and it is 13 years old. That is why we are investing in upgrades and expansions to take us into the future. That planning is also constantly guided by GGE's mission statement, knowing that our success is an economic driver in our community as well. Our construction projects employ local workers, while the dividends paid to members turn around in their local communities to purchase everything from groceries to furniture and farm equipment, bolstering our farmers' income as well as Main Street's.

Ethanol's future opportunities

As an industry leader, Golden Grain has been given opportunities, and continues to explore others, that promise to open doors to bigger things.

Whether it is sending full unit trains of ethanol for export to China or keeping tabs on opportunities for advanced ethanol technologies, such as cellulosic ethanol, we believe in understanding how we can continue to grow for our

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Increased gallons, prices drove higher 2017 income

Our 2017 fiscal year ended with income of $29.4 million or $1.48/unit which is 44 percent higher than the 2016 fiscal year income of $20.4 million.

The increase was driven primarily by a 4 percent increase in ethanol gallons sold, a 6 percent increase in the average ethanol price per gallon and a 3 percent decrease in the average price we paid per bushel of corn. To offset those, we experienced a 20 percent increase in the average price we paid per MMBTU for natural gas compared to 2016.

The plant continued to improve efficiencies and delivered a 1 percent improvement in corn conversion and a 1percent improvement in natural gas used per gallon of ethanol produced.

Our investments in other companies continue to add to the bottom line. Approximately 25 percent of our income comes from these investments, and they definitely help increase the average gallons produced per membership unit. At the end of the year each membership unit produces the equivalent of 8.1 gallons of ethanol per year (81,000 gallons for a member with 10,000 units). This is a statistic that is unmatched by any other ethanol plant!

During 2017, we spent approximately $6.2 million on capital projects primarily comprised of an additional cooling tower and tie-ins for the co-generation plant.

GGE expects to spend approximately $34 million for to expand our capacity by 30 million additional gallons throughout 2018 and 2019.

As of October 31, 2017 we had expansion commitments in place for approximately $12 million. The largest three projects of the expansion are for improvements to the slurry system, which will be ready during the spring of 2018; the addition of 3 fermenters, which will come on-line during the winter of 2018; and the DDGS system and storage, which will complete our expansion and be operational in the spring of 2019.

The complete 10-K as well as the proxy for the 2018 annual meeting will likely be filed before Jan 1st and can be found on the SEC website or by following the investor link at www.ggecorn.com.

— Christy Marchand, CFO

BALANCE SHEET	October 31, 2017	October 31, 2016
Current Assets	$ 53,988,590	$ 48,098,413
Total Assets	$ 143,829,415	$ 140,763,906
Current Liabilities	$ 7,716,286	$ 9,237,168
Long-term liabilities	$ 477,883	$ 449,066
Members Equity	$ 135,635,246	$ 131,077,672
Book Value per Unit	$ 6.83	$ 6.60

INCOME STATEMENT	Year Ended 10/31/2017	Year Ended 10/31/2016	Year Ended 10/31/2015
Revenue	$ 213,455,567	$ 200,697,852	$ 221,149,134
Gross Profit	25,129,163	15,352,748	26,932,672
Equity in Net Income from Investments	7,477,709	8,265,427	7,910,228
Net Income	$ 29,398,824	$ 20,393,242	$ 31,946,519
Net Income per Unit	$ 1.48	$ 1.03	$ 1.61
Distribution Paid	$ 1.25	$ 0.95	$ 3.10

GGE announces taxable income estimates for 2017 returns

Golden Grain Energy has computed an estimate of taxable income for the calendar year 2017 at $1.09 per unit. In addition, GGE will pass through approximately $0.10 per unit of domestic manufacturer's deduction again this year.

We also anticipate claiming Research & Development tax credits for 2017, but do not have an accurate estimate at this time. GGE anticipates filing returns in Iowa, Minnesota and Nebraska. These estimates are contingent on the amount of income reported to us from our investments, as well as final December financial results. K-1 forms will be mailed as soon as possible but likely not before the last week of February 2018 (see K-1 portal note on Page 3).

A reminder that the amount reported to you on your K-1 form (estimated at $1.09/unit) is what you will report on your tax return as taxable income. The distributions received of $1.25 ($0.50 received in June 2017 and $0.75 received in December 2017) are typically not taxable to the majority of our members. Distributions from a partnership are considered a reduction of basis—not income. Should you have questions please consult your tax preparer or contact the GGE office at (641)423-8525 or info@ggecorn.com.

Chairman's comments

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members and community.

Your opportunities: Take advantage of E-85's value

While we know that one of the greatest benefits our company provides to its members is a hedge against low corn prices and lean years in crop production, we also encourage you to find value in the product you support.

Recently, E-85 prices have been as much as $1/gallon less than E-10 in north Iowa markets. If you have a flex fuel vehicle, that's a great value, so take advantage of our product and show fuel retailers and auto manufacturers that there is demand for lower-cost, high-octane ethanol blends and flex fuel vehicles.

I'm looking forward to all GGE's future has in store and sharing it with you, our members.

—Dave Sovereign,
GGE board chairman

Wishing You A Prosperous New Year!

All of us at Golden Grain Energy thank you for being a part of our team and wish you the best in 2018, as we work together and continue to base our decisions on GGE's mission: To add value to the corn production of our area and enhance the incomes of our investor partners while providing economic growth to the area we serve.

Distribution & thanks from GGE PAC

On November 20, 2017 the board of directors declared a cash distribution of $0.75 per membership unit to the holders of Class A and Class B units of record at the close of business on that date for a total distribution of $14,904,750. The distribution will be recorded in the Company's first quarter financial statements for the 2018 fiscal year and was paid to members on December 13, 2017. This distribution brings total paid in GGE's 13 year history to $9.70 per unit.

The GGE PAC thank those members who contributed a portion of their distribution to the PAC's mission; donations for this distribution totaled more than $20,000.

Pink at the Pump



Employees from Golden Grain helped pump E-15 Oct. 20, 2017, at Wal-Mart in Mason City as part of the Pink at the Pump Campaign. The Iowa Renewable Fuels Association program raised a record $11,500 for breast cancer awareness and research in its second year.

In the spirit of giving

We want to recognize our Golden Grain Energy employees, who have rallied around a fellow employee diagnosed with a terminal illness. Many employees have donated vacation time and a significant portion of their 2017 bonus to support their colleague and his family, and several directors have contributed their director fee. We honor our staff for their generosity and caring, and wish the best to the individual and his family.

Online link to K-1

Be on the lookout for more information in upcoming weeks pertaining to an online portal for K-1 access. Details are still being finalized but it is likely a letter will be sent to all members asking for an email address for you and/or your tax preparer. The supplied email address(es) would then receive notification when the K-1s are available to be retrieved. Returning the letter to GGE would also give your consent to access your K-1s through the secure portal and forgo receiving a paper copy. Please consult with your tax preparer if this is a service that may be beneficial to you.

Golden Grain Energy
1822 43rd St. SW
Mason City, IA 50401

Until next time … Consider attending Renewable summit

Registration is open for the 2018 Iowa Renewable Fuels Summit scheduled for Jan. 30, 2018 at Prairie Meadows in Altoona, Iowa. This is the second-largest biofuels policy and marketing conference in the country. The Summit draws approximately 800 people from throughout the Midwest to hear about issues facing the biofuels industry and learn about the latest innovations offered by trade show participants. Emily Skor, CEO of Growth Energy, will be the event's keynote speaker.

The summit is free and open to the public, but registration is required. Register online by visiting http://iowarfa.org/summit/.

Golden Grain Energy, LLC

641-423-8525
888-GGE-CORN
Fax: 641-421-8457
www.ggecorn.com
info@ggecorn.com

OUR MISSION:
Add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve.